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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2006
MarketAxess Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50670	52-2230784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
140 Broadway, 42ndFloor
New York, New York 10005

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (212) 813-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 13, 2006, MarketAxess Holdings Inc. (the “Company”) and Thomas M. Thees, its Chief Operating Officer, entered into a Waiver and General Release (the “Agreement”) in connection with the cessation of Mr. Thees’s employment with the Company on September 12, 2006 (the “Termination Date”). In accordance with its terms, the Agreement became effective on September 21, 2006.
     The Agreement contains a general release by Mr. Thees of any and all claims against the Company and its affiliates arising on or prior to the Termination Date. Subject to Mr. Thees’ compliance with all of his obligations under the Agreement, Mr. Thees will (i) continue to be paid his current salary for a period of four weeks from the Termination Date, (ii) receive a severance bonus of $425,000 at the time bonuses are paid to the Company’s senior executive officers, but not later than January 31, 2007, and (iii) subject to Mr. Thees not engaging in competition (as defined in the Proprietary Information and Non-Competition Agreement between the Company and Mr. Thees, dated February 8, 2005) on or prior to September 14, 2007, receive an additional lump sum severance payment of $389,500 on September 14, 2007.
     The foregoing description of the severance payments and general release is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference into this Item 1.01.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:

10.1 Waiver and General Release, dated September 13, 2006, by and between the Company and Thomas M. Thees.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.
Date: September 22, 2006	By:	/s/ Richard M. McVey
		Name:	Richard M. McVey
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit

10.1	Waiver and General Release, dated September 13, 2006, by and between the Company and Thomas M. Thees.

4